Exhibit 5.1

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607-7506

May 14, 2021

Board of Directors

Eyenovia, Inc.

295 Madison Avenue, Suite 2400

New York, New York 10017

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the proposed offer and sale by Eyenovia, Inc., a Delaware corporation (the “Registrant”), of up to an aggregate of $30 million of shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), pursuant to a Registration Statement on Form S-3 (File No. 333-229365) (the “Registration Statement”), which was filed under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “SEC”) on January 25, 2019 and declared effective by the SEC on February 12, 2019, the base prospectus dated February 12, 2019 contained in the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the proposed offer and sale of the Shares filed with the SEC on May 14, 2021 pursuant to Rule 424(b) of the rules and regulations under the Securities Act (the “Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”). We understand that the Shares are proposed to be offered and sold by the Company through SVB Leerink LLC as sales agent (the “Agent”), pursuant to that certain Sales Agreement, dated as of May 14, 2021, by and between the Company and the Agent (the “Sales Agreement”).

In connection with the preparation of this opinion, we have examined the Registration Statement and the Prospectus and such documents and considered such questions of law as we have deemed necessary or appropriate. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the genuineness of all signatures. As to questions of fact material to our opinions, we have relied upon the representations in the Sales Agreement and of certain officers of the Company without independent investigation or verification.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner described in the Sales Agreement and in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the SEC.

Sincerely,

/s/ Wyrick Robbins Yates & Ponton LLP